Exhibit 10.2

HARPOON THERAPEUTICS, INC.

RESTRICTED STOCK UNIT AWARD

Harpoon Therapeutics, Inc. (the “Company”) hereby grants the following award in the form of Restricted Stock Units (“Restricted Stock Units” or “RSUs”) pursuant to its 2019 Equity Incentive Plan (the “Plan”). The terms of the grant are set forth in the attached Restricted Stock Unit Award Agreement (the “Agreement”).

NOTICE OF GRANT

Participant:	[____]

Date of Grant:	[____], 2023

Number of Restricted Stock Units:	[____]

The above is a summary description of certain provisions of the Agreement and is not intended to be complete. In the event any aspect of this summary conflicts with the terms of the Agreement, the terms of the Agreement shall govern.

Harpoon Therapeutics, Inc.

By:

Title:

I hereby accept the Restricted Stock Units described in the Agreement, and I agree to be bound by the terms of the Plan and the Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Participant:

Date:

HARPOON THERAPEUTICS, INC.

2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of date set forth on the Notice of Grant attached hereto (the “Date of Grant”), is delivered by Harpoon Therapeutics, Inc. (the “Company”) to the individual named on the Notice of Grant attached hereto (the “Participant”).

RECITALS

A. The Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan (the “Plan”) provides for the grant of stock-based awards with respect to shares of Common Stock of the Company, in accordance with the terms and conditions of the Plan. The Company has decided to make an award in the form of Restricted Stock Units (“Restricted Stock Units” or “RSUs”) as an inducement for the Participant to promote the best interests of the Company and its stockholders.

B. The terms and conditions of the Restricted Stock Units should be construed and interpreted in accordance with the terms and conditions of this Agreement and the Plan. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors of the Company (the “Board”) (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan (the “Committee”). The Committee may delegate authority to one or more subcommittees as it deems appropriate. If a subcommittee is appointed, all references in this Agreement to the “Committee” shall be deemed to refer to the subcommittee. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any of its Subsidiaries where applicable.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby awards to the Participant the number of Restricted Stock Units under the Plan as set forth on the Notice of Grant attached hereto. The Participant accepts the Restricted Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the award. Each vested Restricted Stock Unit entitles the Participant to receive the one share of Common Stock.

2. Vesting of Award/Payment of Shares.

(a) The Restricted Stock Units are subject to forfeiture until they vest. Except as otherwise provided herein, subject to the Participant’s continued employment on each respective Vesting Date (as defined herein), the Restricted Stock Units will vest and become nonforfeitable in accordance with the following schedule: (i) 25% of the Restricted Stock Units will vest on the six-month anniversary of the Date of Grant, (ii) 25% of the Restricted Stock Units will vest on the one-year anniversary of the Date of Grant, (iii) 25% of the Restricted Stock Units will vest on the eighteen (18)-month anniversary of the Date of Grant, and (iv) 25% of the Restricted Stock Units will vest on the two-year anniversary of the Date of Grant (each, a “Vesting Date”).

(b) Upon vesting of the Restricted Stock Units, the Company will issue to the Participant one share of Company Common Stock for each whole Restricted Stock Unit that has vested, subject to satisfaction of the Participant’s tax withholding obligations as described in Section 6 below. In the event that the percentage listed above would result in the vesting of partial shares, the number of Restricted Stock Units that vest shall be rounded down to the nearest share. The shares of Common Stock will be issued to the Participant as soon as practicable following the Vesting Date, but in any event no later than March 15 of the year following the year in which the Vesting Date occurs. The Restricted Stock Units shall cease to be outstanding upon such issuance of shares.

(c) Unless otherwise provided in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, the Participant shall forfeit the unvested Restricted Stock Units in the event the Participant ceases to be employed by, or provide service to, the Company (or one of its Subsidiaries) prior to the applicable Vesting Date.

(d) Notwithstanding any provisions of the Plan to the contrary, upon a Change in Control (as defined in the Plan), all unvested Restricted Stock Units shall become vested. Shares of Common Stock equal to the number of Restricted Stock Units vested shall be issued and delivered no later than March 15 of the year following the year in which the Change in Control occurs.

3. No Stockholder Rights Prior to Settlement; Issuance of Certificates. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock represented by the Restricted Stock Units until the date of issuance of the shares of Common Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable. Except as otherwise required by the Plan, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that shares of Common Stock are issued.

4. Withholding. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld which arise in connection with the Participant’s Restricted Stock Units (the “Withholding Taxes”). Additionally, (a) the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Participant’s Restricted Stock Units by requiring the Participant to tender a cash payment, and (b) unless otherwise determined by the Board or Committee, the Participant may elect to satisfy all or any portion of the Withholding Taxes obligation by (i) entering into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (ii) electing to have shares of Common Stock withheld by the Company from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Restricted Stock Units with a fair market value (valued in the manner determined by (or in a manner approved by) the Company) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations up to the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to deliver to the Participant any Common Stock. In the event the Company’s obligation to withhold arises prior to the delivery to the Participant of Common Stock or it is determined after the delivery of Common Stock to the Participant that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5. Adjustments or Reorganization Event. The provisions of the Plan applicable to adjustments or other corporate transaction, as described in Section 9 of the Plan, shall apply to the Restricted Stock Units. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of the Restricted Stock Units where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan. The Committee shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7. No Employment or Other Rights. The grant of the Restricted Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company (or any of its Subsidiaries) and shall not interfere in any way with the right of the Company (or any of its Subsidiaries) to terminate the Participant’s employment or service at any time. The right of the Company (or any of its Subsidiaries) to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

8. Delivery Subject to Legal Requirements. The obligation of the Company to deliver stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

9. Clawback. In accepting the grant of Restricted Stock Units, the Participant agrees to be bound by any clawback policy that the Company may currently have in place or may adopt in the future.

10. Assignment and Transfers. The rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Participant, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

13. Section 409A. This Agreement and the Restricted Stock Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code, as set forth in Treasury Regulation Section 1.409A-1(b)(4) or any successor provision, or to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Restricted Stock Units shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code, including as set forth in Section 8(k) of the Plan. Each amount payable under this Agreement is designated as a separate identified payment for purposes of Section 409A of the Code.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

15. Complete Agreement. Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

16. Committee Authority. By entering into this Agreement the Participant agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in the Award.